                                                                   EXHIBIT 10.29


                         TOPRESITE(TM) LICENSE AGREEMENT

         This License Agreement ("Agreement") is made as of this 28th day of May, 1996 (the "Effective Date") by and between InSite Vision Incorporated, a Delaware corporation, having offices at 965 Atlantic Drive, Alameda, California 94501 ("InSite") and CIBA Vision Ophthalmics, a division of CIBA Vision Corporation, a Delaware corporation, having offices at 11460 Johns Creek Parkway, Duluth, Georgia 30155 ("CVO").

         WHEREAS, InSite owns certain proprietary rights and know-how relating to the manufacture, use and sale of the Agreement Product (as defined herein);

         WHEREAS, CVO desires to acquire, and InSite is willing to grant to CVO, a license under such proprietary rights and know-how under the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1. DEFINITIONS

         The following terms as used in this Agreement shall have the meanings set forth in this Section:

         1.1 "Affiliate" shall mean all corporations or business entities which directly or indirectly are controlled by, control or are under common control with CVO or InSite as the case may be.

         1.2 "Agreement Period" shall mean the period commencing upon the effective date and extending until the termination of this Agreement pursuant to
Section 15 hereof.

         1.3 "Agreement Product" shall mean any ophthalmic formulation which contains (i) tobramycin and prednisolone acetate as active ingredients and (ii) is formulated in DuraSite(R).

         1.4 "DuraSite(R)" means any polymer suspension drug delivery vehicle which is covered by the claims of United States Patent NO. 5,192,535, including all continuations in part, divisionals, reissuances and the like of the foregoing patent.

         1.5 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

         1.6 "IND" shall mean an Investigational New Drug Application as defined by the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder ("FDCA").

                                       1.

         1.7 "Know-How" shall mean all technology, formula, trade secrets, technical data, pre-clinical and clinical data, toxicological and pharmacological data and any other information or experience owned, controlled or in the possession of InSite, with the right to license or sublicense same, relating to or useful in connection with the development, manufacture, use or sale of Agreement Product as well as any improvements or modifications to the Know-How developed by, or by any third party for, InSite during the Agreement Period.

         1.8 "NDA" shall mean a New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder.

         1.9 "Net Sales" shall mean the amount invoiced by CVO, its affiliates and sublicensees to independent third parties for the sale of Agreement Product less cash discounts and/or quantity discounts allowed; credit for customer returns and allowances; charges for freight handling and transportation which are separately billed to CVO, and sales and use taxes and other similar taxes incurred by CVO all as determined in accordance with CVO's standard accounting practices. Net Sales shall not include the value of product samples or clinical trial supplies.

         1.10 "1984 Act" shall mean the United States Drug Price Competition and Patent Term Restoration Act of 1984 as amended, including 21 USC Section 355, 35 USC Section 155-156, 35 USC Section 271 and applicable regulations promulgated thereunder.

         1.11 "Patent Rights" shall mean all of InSite's right, title and interest in and to any patents or patent applications in the Territory (as herein defined), any claim of which would cover the Agreement Product or its manufacture or use including but not limited to those listed in Appendix A attached hereto, and any continuations, continuations in part, divisions, re-examinations, re-issues or extensions of any of the above described patents or patent applications as of the date of this Agreement or arising during the Agreement Period.

         1.12 "Royalty Period" shall mean that period beginning on the date of the first commercial sale of the Agreement Product by CVO and ending upon the later of the expiration of the patent rights or 10 years from the first commercial sale of the Agreement Product by CVO.

         1.13 "Territory" shall mean the United States of America, including its territories and possessions.

         2. GRANT

         2.1 (a) InSite hereby grants to CVO during the Agreement Period a co-exclusive license or sublicense in the Territory and a non-exclusive license or sublicense outside the Territory, in each case with the right to sublicense, under the Patent Rights and unpatented Know-How referred to in the following sentence, to develop, manufacture, have manufactured, use and sell the Agreement Product for eye care.

             (b) Under the foregoing license and sublicense, CVO shall have the co-



                                        2.
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exclusive right to manufacture, have manufactured and use the Agreement Product anywhere in the world, but CVO's right to sell the Agreement Product shall be limited to the Territory, and CVO shall not seek directly or indirectly to sell the Agreement Product outside the Territory. (It is understood, however, that CVO's contract manufacturer(s) for the Agreement Product may sell the same to CVO anywhere in the world for sale by CVO in the Territory only.)

                  (c) Under the foregoing co-exclusive license and sublicense, CVO (and CVO's sublicensees) shall share with InSite the exclusive right under the Patent Rights and Know-How referred to above to manufacture, have manufactured, use and sell the Agreement Product in the Territory. Such sale of the Agreement Product in the Territory by InSite may be made using InSite's own sales force or by InSite's engaging in marketing activities with other companies or entities that do not (and whose Affiliates do not) at the time of the initiation of such engagement participate in the prescription and/or over-the-counter ophthalmic pharmaceutical markets in the Territory, it being understood, however, that the foregoing does not prohibit InSite's own sales force or such other companies or entities from marketing the Agreement Product to normal distribution channels such as wholesalers, drugstore chains, independent manufacturers or independent sales representatives or agents, retailers and health care providers (e.g., health maintenance organizations, physicians, and preferred provider organizations) that sell prescription and/or over-the-counter ophthalmic pharmaceuticals. InSite shall use good business judgment, taking into consideration the overall sales of the Agreement Product, in selecting any such independent manufacturers or independent sales representatives or agents.

         Under the foregoing license and sublicense, CVO's right to manufacture, have manufactured and use the Agreement Product outside the Territory shall be non-exclusive. Under this Agreement InSite reserves the right to manufacture, have manufactured, use and sell the Agreement Product outside of the Territory, and to sublicense such rights outside of the Territory.

         2.2 The right of InSite to manufacture, have manufactured, use and sell Agreement Product in the Territory which are reserved in the foregoing paragraph shall not in any way be assigned or transferred to any third party; provided, however, that such right may be assigned or transferred in a merger, reorganization, sale of all or substantially all of InSite's assets, or transaction whereby control of InSite changes, to InSite's successor in interest in such transaction; provided, further, that upon the occurrence of any such transaction InSite (or its successor in interest) shall not have the right to sell any Agreement Product in any country in the respective Territory for such Agreement Product except after the end of the fourth year following the date of CVO's or CVO's Affiliates' first commercial sale in such country of such Agreement Product (provided that such first commercial sale shall be deemed to have occurred not later than one (1) year following the registration for sale of such Agreement Product by the FDA or corresponding foreign agency for such country with respect to either CVO or InSite), at which time InSite's right for such Agreement Product may be assigned, transferred or sublicensed without restriction hereunder.

         2.3 With respect to any Agreement Product and any country in the Territory, until the end of the fourth year following the date of CVO's or CVO's Affiliates' first commercial sale of such Agreement Product in such country (provided that such first commercial sale shall be deemed to


                                       3.
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have occurred not later than one (1) year following the registration for sale of such Agreement Product by the FDA or corresponding foreign agency for such country with respect to either CVO or InSite), CVO's right to grant any sublicense under the Patent Rights and Know-How licensed or sublicensed by InSite to CVO under this Article 2 shall be limited to sublicensing CVO's Affiliates; and after such four (4) year period, CVO shall have the right to grant such a sublicense to any third party to manufacture, have manufactured, use and sell such Agreement Product in such country, provided, however, that if CVO grants any such sublicense to any third party (other than CVO's Affiliates) to sell such Agreement Product in such country, then the royalties payable by such sublicensee to CVO shall not be less than * * * of such sublicensee's Net Sales for such Agreement Product in such country, and with respect to such Agreement Product CVO shall pay to InSite one-half of the excess of royalties received by CVO from such sublicensee for such sublicensee's Net Sales in such country, over the royalties payable by CVO to InSite resulting from such sublicensee's Net Sales in such country under Article 5 below. CVO shall provide InSite with a copy of the contractual provisions for any such sublicense to any third party (other than CVO's Affiliates) which deal with royalty rates and compensation, which copy shall be maintained in confidence by InSite pursuant to
Article 7 hereof. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

         2.4 Unless this Agreement is terminated for cause by InSite under Sections 15.2 or 15.3, at the end of the Agreement Period for any Agreement Product in any country in the Territory, CVO shall have the unrestricted perpetual right to use the Patent Rights and Know-How that are licensed or sublicensed by InSite above, free of charge, to manufacture, have manufactured, and use such Agreement Product anywhere in the world and to sell such Agreement Product in such country.

         2.5 CVO shall use commercially reasonable efforts consistent with good business judgment to commercialize and sell the Agreement Product in the Territory.

         2.6 CVO shall hereby be granted the limited right and license during the Agreement Period and thereafter, unless CVO's rights are terminated pursuant to Sections 15.2 or 15.3, to use InSite's DuraSite trademark solely in connection with the marketing and sale of the Agreement Product.

         3. ROYALTIES

         3.1 In consideration of the rights granted in Section 2, during the Royalty Period, CVO shall pay InSite royalties * * * of Net Sales of the Agreement Product in the Territory so long as there is an enforceable, issued, valid and unexpired patent identified in Patent Rights in the Territory covering the Agreement Product. In the event there are no enforceable and valid patents identified in the Patent Rights in the Territory, on a country-by-country basis, the royalty rate hereunder shall be * * * of Net Sales. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]


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         3.2 Sales of the Agreement Product between or among CVO, its Affiliates and sublicensees shall not be subject to any royalty hereunder, and in such cases royalties shall be calculated upon CVO or its Affiliates' or sublicensees' Net Sales to an independent third party. CVO shall be responsible for payment of any royalty accrued on Net Sales of the Agreement Product to such independent third party through CVO's Affiliates or sublicensees. Royalties shall accrue hereunder only once in respect of the same unit of the Agreement Product.

         4. TIMING OF ROYALTY PAYMENTS; RECORDS

         4.1 Within 45 days after the end of each calendar quarter during the Royalty Period, CVO shall pay to InSite the royalty payment due for that quarter in U.S. dollars.

         4.2 Together with each quarterly royalty payment, CVO shall submit to InSite a written accounting showing its computation of royalties due under this Agreement for such quarter. Said accounting shall set forth gross sales, Net Sales, and the total royalties due for the quarter in question.

         4.3 CVO shall keep full and accurate books and records reflecting the sales of Agreement Product and the data used in arriving at Net Sales and the amount of royalties payable to InSite hereunder for no less than one year after the end of each such quarter. CVO shall permit InSite, at InSite's expense, to have such books and records examined by independent certified public accountants retained by InSite and acceptable to CVO, during regular business hours upon reasonable advance notice, but not later than one year following the rendering of any such reports, accounting and payments, and no more often than one time per year. Such independent accountants shall keep confidential any information obtained during such examination and shall report to InSite only the amounts of royalties which the independent accountant believes to be due and payable hereunder.

         5. WARRANTIES

         5.1 InSite warrants and represents that:

             (a) it is the owner of the Patent Rights and Know-How and has the right to license, in the manner set forth in this Agreement, said Patent Rights and Know-How free of any lien or encumbrance in the Territory;

             (b) it has not assigned or conveyed any interest in the Patent Rights or Know-How which may be inconsistent with the rights granted hereunder;

             (c) to the best of its knowledge and after a diligent search, the practice of the Patent Rights and Know-How in the Territory does not infringe any rights of third parties;

             (d) it is not aware that any third party is infringing the Patent Rights;

             (e) it is a corporation duly incorporated and in good standing in its state of

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incorporation and has all requisite power to enter into and perform this
Agreement. Upon execution by the parties hereto, this Agreement shall constitute a valid and legally binding obligation of InSite, enforceable in accordance with its terms; and

             (f) it has prosecuted all patent applications within the Patent Rights in good faith and has no reason to believe that any patent included within the Patent Rights would be invalid or would be held to be unenforceable by the court of competent jurisdiction.

         6. TRANSFER AND OWNERSHIP OF KNOW-HOW; TRANSFER OF ADVERSE DRUG REACTION INFORMATION

         6.1 As part of the license granted in Section 2 hereof, and in order to enable CVO to develop, make, have made, use and sell the Agreement Product, InSite shall provide CVO with access to all Know-How within thirty days after signing this Agreement. All Know-How generated or obtained by InSite during the Agreement Period shall be made available to CVO within thirty days of its generation or receipt by InSite. All such Know-How shall be provided to CVO as confidential information subject to the confidentiality restrictions set forth in this Agreement.

         6.2 InSite shall also assign to CVO the IND for the Agreement Product and the data contained therein, and all pre-clinical data and regulatory submissions for the Agreement Product, provided that InSite shall retain the right to reference and use any of the foregoing for its own purposes consistent with the terms of this Agreement. CVO shall own all subsequent regulatory submissions for the Agreement Product, including the NDA therefor, and the data contained therein. InSite understands and agrees that it shall not have any ownership, or license rights in, or to, such submissions or other regulatory filings of CVO for the Agreement Product, except that InSite shall be authorized to reference such submissions in the event it wishes to manufacture or market the Agreement Product pursuant to Section 2.4 hereof. CVO shall also have access and a right of reference to any regulatory submissions made by InSite with respect to the Agreement Product.

         6.3 All research and other information developed by CVO and its Affiliates shall remain the property of CVO or its Affiliates, but InSite shall have the right to access and reference such research and other information if it decides to manufacture the Agreement Product pursuant to Section 2.4 hereof.

         6.4 During the Agreement Period, InSite shall report to CVO as soon as practicable, and no later than five days following InSite's own notification, any findings associated with the use of Agreement Product that may suggest significant hazards, significant contraindications, significant side effects or significant precautions pertinent to the safety of Agreement Product. In addition, InSite shall provide CVO with notice of all adverse reaction information in sufficient time to enable CVO to meet all requirements for reporting such adverse reactions in the Territory.

         7. CONFIDENTIALITY

         7.1 InSite and CVO shall keep any Know-How or business information provided

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
or made available by the other party or its Affiliates hereunder confidential, and neither InSite nor CVO shall, without the prior written consent of the other party or its Affiliates, as the case may be, use (except as expressly permitted by this Agreement or for the purposes of this Agreement), or disclose to any third party, any Know-How or business information provided or made available by the other party or its Affiliates hereunder, provided, however, that the foregoing shall not apply to information which the party receiving such information can establish by written documentation to (i) have been publicly known at the time of disclosure by the other party or its Affiliates, as the case may be, (ii) have become publicly known, without fault on its part, subsequent to such disclosure, (iii) have been otherwise known by it from a source (other than the other party or its agents or Affiliates), lawfully having possession of such information, or (v) have been developed by it or its Affiliates independently of the disclosure by the other party or its Affiliates.

         The foregoing shall not preclude the disclosure of information by InSite or CVO

             (a) to its legal representatives, Affiliates, consultants, outside contractors and (if it has the right to grant the license or sublicense) its licensees and sublicensees, under like confidentiality obligations on the part of the recipients, or

             (b) to the extent required by law or regulation, provided that, to the extent reasonably possible, it shall give prompt written notice of the proposed disclosure to the other party or its Affiliates, as the case may be, so as to allow the other party or its Affiliates, as the case may be, an opportunity to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such information, or

             (c) to the extent that such information is reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of products or for the purpose of conducting clinical testing or marketing of products, or of prosecuting or defending litigation.

         7.2 The terms of this Agreement shall not be disclosed by either party to any third party (other than as provided in Sub-sections 7.1(a), (b) and (c) above) or be published unless both parties expressly agree otherwise in writing. Furthermore, neither party shall use the name of the other party or its Affiliates without their prior written consent. However, all of the foregoing restrictions shall not apply to the disclosure of information set forth in the form of an agreed press release, if any, which may be prepared in mutually agreeable format and substance for release when this Agreement becomes effective, or to disclosures required by law or regulation.

         8. PATENTS

         8.1 InSite shall undertake and shall bear all costs of the prosecution and maintenance of the Patent Rights in the Territory. InSite shall employ reasonable efforts to keep CVO fully and timely informed in respect to the course and conduct of patent application prosecution matters within the scope of Patent Rights.



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
         8.2 If InSite elects to terminate either the prosecution or maintenance of the Patent Rights prior to the completion of normal prosecution before the patent examiner or prior to the end of the term for maintenance, as the case may be, it will give CVO 60 days prior written notice of such election prior to any time limit on any action due. CVO, upon receipt of such notice, shall have the option to undertake the continuation of such prosecution or maintenance and InSite will transfer title to CVO for such patent application or patent.

         9. INFRINGEMENT OF PATENT RIGHTS

         9.1 If either party shall become aware of any infringement or threatened infringement of any Patent Rights, including that contained in a notice provided under the 1984 Act by a party filing an ANDA or Paper NDA for Agreement Product, then the party having such knowledge shall give notice to the other within 10 days of becoming aware of such infringement or threatened infringement.

         9.2 CVO shall have the right to take such action, as it deems appropriate, whether by action, suit, proceeding or otherwise, at its own expense to prevent or eliminate, the infringement of Patent Rights by others and to collect damages. InSite agrees to cooperate with CVO in any reasonable manner including, but not limited to, being named as a co-plaintiff in an action brought by CVO. CVO agrees to pay all reasonable out-of-pocket expense incurred by InSite, in the prosecution of any such action, suit or proceeding for infringement. Any damages recovered by the party bringing the action for patent infringement shall be used to compensate that party for its out-of-pocket expenses in the prosecution of any such action, suit or proceeding for infringement. Any remaining damages recovered by that party shall be apportioned between InSite and CVO in proportion to the damage incurred by each party as a result of the infringement. To the extent that CVO cannot compensate its out-of-pocket expenses in prosecuting said action by the recovered damages, CVO may set off up to fifty percent (50%) of its reasonable out-of-pocket expenses against royalties otherwise owed to InSite under this Agreement until CVO reaches such 50% recovery point.

         9.3 In the event that CVO does not take action for patent infringement pursuant to Section 9.2 to prevent or eliminate the infringement of Patent Rights within 90 days of receipt of notice of the infringement or threatened infringement thereof (or within 30 days in the event such infringement is by Notice Under the 1984 Act), then within said 90 days (or within said 30 days if such infringement is under the 1984 Act), InSite may, at its option, give notice to CVO that unless CVO undertakes such action, InSite shall commence an action to terminate such infringement. If CVO fails to take such action within said 90 days (or said 30 days in the event such infringement is by Notice Under the 1984
Act) then InSite shall have the right to take such action as it deems appropriate against any infringer of same. Such action by InSite may be undertaken in the name of CVO, if necessary, and CVO agrees to cooperate with InSite, and execute any necessary documents relating to such action. In the event the parties fail to bring such action to prevent or eliminate the infringement of Patent Rights within 90 days of receipt of notice, CVO shall be relieved of any obligation to pay patent royalties under Section 3 hereof until such time as InSite shall obtain discontinuance of such infringement.

         At any time after commencement of any such infringement action by InSite, CVO shall


                                       8.

have the right to become a party plaintiff in such action, and CVO shall have the right to assume the prosecution, conduct and control of such action at CVO's expense. Any recoveries in an action commenced by InSite shall be apportioned as specified by Section 9.2.

         9.4 * * * [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

         10. THIRD PARTY RIGHTS

         10.1 If either party shall become aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use or sale of the Agreement Product or the practice of Know-How infringes a patent, or violates any other proprietary rights of any third party, the party aware shall promptly notify the other party of the same and fully disclose the basis therefor.

         10.2 CVO shall have the right at its own expense to compromise or defend any such action or suit, or threat of action or suit, on such basis and on such terms as CVO may determine as appropriate in its sole discretion, in its own name, or jointly in the name of CVO and InSite or in the name of InSite, as may be deemed necessary or appropriate by CVO. CVO shall keep InSite reasonably informed as to the status of, and basis for, any such claim and shall consult with InSite from time to time as to the defense of such suit or action. InSite shall cooperate fully with CVO in the defense of such suit or action, including, without limitation, by making all relevant papers and records available to CVO and by making InSite's employees available for interviews and depositions and CVO agrees to pay all reasonable out-of-pocket expenses incurred by InSite at the request of CVO.

         10.3 If, by the terms of any settlement or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, CVO is required to obtain a license from a third party in order to make, have made, use, sell or import Agreement Product (hereinafter "Third Party License") and to compensate or pay damages to such third party and/or pay royalties under such license, then any royalties payable under Section 3 of this Agreement shall be reduced by (a) any damages paid or payable by CVO to such other party and (b) the amount of royalties payable to InSite on future sales under such Third Party License, provided such reduction shall not be greater than one-half (1/2) of the royalties previously and hereafter payable to InSite pursuant to this Agreement.

         10.4 Nothing in this Section 10, or in Section 9, shall be construed as a waiver or cure of any breach of any warranties set forth in Section 5 or any release of any claim by CVO as may be appropriate relating thereto.

         11. PRODUCT LIABILITY

         11.1 CVO shall defend and hold InSite harmless from any product liability claims and from any product liability damages arising from the manufacture, use, sale or importation by CVO of the Agreement Product in the Territory, provided that InSite notifies CVO of any such claims within 10 days of receipt thereof and cooperates with CVO in defending against such claims. CVO shall have complete control over the defense and/or disposition of any such claim.


                                       9.

         11.2 InSite shall defend and hold CVO harmless from any product liability claims and from any product liability damages arising from the manufacture, use, sale or importation by InSite of the Agreement Product in the Territory, provided that CVO notifies InSite of any such claims within 10 days of receipt thereof and cooperates with InSite in defending against such claims. InSite shall have complete control over the defense and/or disposition of any such claim.

         12. PATENT TERM EXTENSION

         12.1 Within 60 days after approval of an NDA for the Agreement Product, and at CVO's option, CVO shall have the right to file at its own cost and expense an application for an extension of any United States patent falling within the Patent Rights, and, where applicable, for extension of Patent Rights in any other country of the Territory under similar laws permitting patent term extension. InSite designates CVO as its agent with respect to such filing and prosecution for patent term extension, and agrees to cooperate with CVO in providing any information required under the relevant United States laws or similar laws outside the United States. Such action by CVO may be undertaken in the name of InSite, if deemed necessary or appropriate by CVO, and InSite agrees to cooperate with CVO, and execute any reasonably necessary documents relating to such action.

         13. TRADEMARK

         13.1 InSite shall grant CVO a royalty-free exclusive license to use the trademark ToPreSite(TM) solely in connection with its sales and marketing of the Agreement Product pursuant to a Trademark License Agreement to be agreed upon by the parties.

         14. NOTICES

         All notices required or permitted hereunder shall by given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

                                    CIBA Vision Ophthalmics
                                    11460 Johns Creek Parkway
                                    Duluth, Georgia 30155-1518
                                    Attn: President

                                    InSite Vision Incorporated
                                    965 Atlantic Drive
                                    Alameda, California 94501
                                    Attn: S. Kumar Chandrasekaran

Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.



                                       10.

         15. TERM AND TERMINATION

         15.1 The term of this Agreement shall begin as of the date hereof and shall remain in effect until the expiration of the last to expire Patent Rights, unless earlier terminated as permitted hereunder.

         15.2 In the event of a breach or default of this Agreement by either party which is not cured within 90 days after the receipt of notice thereof from the other party, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement by giving notice to take effect immediately.

         15.3 CVO may terminate this Agreement and the licenses granted hereunder at any time, without cause, at which time CVO, and its Affiliates and sublicensees, as applicable, shall return to InSite all documented or written Know-How previously provided to CVO by InSite pursuant to Section 6 of this Agreement.

         15.4 The termination of this Agreement shall not release either party from any obligation which matured prior to the effective date of the termination.

         15.5 The confidentiality obligations set forth in Section 7 shall survive the termination or expiration of this Agreement.

         16. FORCE MAJEURE

         16.1 Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Section , the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

         17. ASSIGNMENT

         17.1 This Agreement and all rights and obligation hereunder are personal to the parties hereto, and may not be assigned, except pursuant to
Section 2.4 hereof, without the express prior written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement to an entity controlled by, or under common control with or representing a successor in interest without a change in control of the original party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect.


                                       11.

         18. GOVERNING LAW

         18.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as though made and to be fully performed in said State.

         19. SEVERABILITY

         19.1 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof.

         20. NO WAIVER

         20.1 The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect its rights to enforce such provision at a later time.

         21. ENTIRE AGREEMENT

         21.1 This Agreement constitutes the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

                                       12.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                     CIBA VISION OPHTHALMICS
                                     A Division of CIBA Vision Corporation



                                     By:    /s/ STEPHEN M. MARTIN
                                         --------------------------------

                                     Name:  Stephen M. Martin

                                     Title:    President



                                     INSITE VISION INCORPORATED



                                     By:   /s/ S.K. CHANDRASEKARAN
                                         --------------------------------
                                     Name: S. Kumar Chandrasekaran

                                     Title:   Chairman, CEO



                                       13.

                                   APPENDIX A

                                                                                        Filed/
                                                                                        Issued/
INSITE LICENSED PATENTS                         Patent/Application        Date          Allowed
- - - -----------------------                         ------------------        ----          -------

* J. ROBINSON, BIOADHESIVE COMPOSITIONS           4,615,697   P         10/07/86           1
  AND TREATMENT THEREWITH                         4,983,392   P         01/08/91           1
                                                  5,225,196   P         07/06/93           1

INSITE PATENTS
- - - --------------

*  ALKALINE OPHTHALMIC SUSPENSIONS                5,340,572   P         08/23/94           1
*  ALKALINE OPHTHALMIC SUSPENSIONS                5,474,764   P         12/12/95           1

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                   APPENDIX B

TRADEMARK                               PRODUCT
- - - ---------                               -------

ToPreSite(TM)                           TOBRAMYCIN/PRESNISOLONE


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.